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Exhibit 10.166
                              IPC Advisors S.a.r.l.
                            c/o Unsworth & Associates
                                 Herengracht 483
                           Amsterdam, The Netherlands




                                             April 29, 2001




Balanced Care Corporation
1215 Manor Drive
Mechanicsburg, PA.  17055
Attention:  Brad E. Hollinger, CEO

Ladies and Gentlemen:

                  In response to your concerns related to the size of the rights offering previously discussed and the attendant dilution, we have prepared this Letter of Intent (this "Letter") which sets forth the principal terms upon which IPC Advisors S.a.r.l. or one or more of its affiliates ("IPC") would be prepared to assist Balanced Care Corporation ("BCC") in its financial restructuring. We understand that the board of directors of BCC will approve a 1 for 20 reverse stock split (the "Stock Split") and will resolve to present the Stock Split to BCC's stockholders for approval as promptly as practicable.

                  BCC will use its commercially reasonable best efforts to enter into transactions relating to Meditrust, Ocwen, HCN, HCRT and HCPI and the "black boxes" set forth on Schedule 1 hereto, among others, on terms satisfactory to IPC in its sole discretion.

A.       Debt Financing.

         (i) IPC will agree to provide BCC with additional financing (the "Bridge Loan") in an amount of up to approximately $54,000,000, the proceeds of which will be used:

                  - to provide cash deposits for the acquisition of the Meditrust Properties;
                  -        to provide the Ocwen Deposit;
                  - to repay the principal and interest under the Interim Loan referred to in Section A(iv);



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                  -        to provide certain "black box" payments;
                  -        to repay the HCN Sub Debt;
                  -        to repay the HCRT Sub Debt;
                  -        to pay the Commitment Fee referred to in Section
                           A(iv);
                  -        to provide BCC with working capital; and
                  -        for other purposes.

         IPC's commitment to fund the Bridge Loan will be subject to there being no material adverse change in the financial condition, business or results of operations of BCC or the financial markets.

         (ii) The Bridge Loan will be provided as needed following the approval of the restructuring by BCC stockholders and prior to the consummation of the Rights Offering (as defined below).

         (iii) The Bridge Loan will have a four-month term and will bear interest at a rate of 12% per annum. Interest will accrue and will be payable at the same time as the principal of the Bridge Loan. Subject to necessary approvals, the Bridge Loan will be secured by a pledge of the shares of the entities owning all of the properties currently securing BCC's outstanding indebtedness to Heller HealthCare Finance, Inc. ("Heller") as well as a pledge of the shares of the entities owning the properties acquired from Meditrust, the HCN properties and any other assets that are unencumbered (collectively, the "Collateral"). In addition, the Company will use its commercially reasonable best efforts to obtain consent to grant a "second" or subordinated security interest on encumbered assets (to the extent such subordinated security interest is obtained, the "Additional Collateral").

         (iv) As consideration for agreeing to provide the Bridge Loan and for providing the financing pursuant to the Loan Agreement dated April 4, 2001 (the "Interim Loan"), BCC will pay to IPC a commitment fee equal to $1,080,000 (the "Commitment Fee").

         (v) As further consideration for providing the Bridge Loan and Interim Loan, BCC will conduct the Rights Offering.

         (vi) BCC will use its commercially reasonable best efforts to raise additional senior financing secured by its properties.

B.       Rights Offering.

         (i) As soon as practicable, BCC will conduct a rights offering to its current stockholders offering them the right


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         to participate in a new financing (the "Rights Offering"). The actual size of the Rights Offering will be determined by BCC and IPC and will be calculated so that the proceeds therefrom will provide the funds required to:

                  - repay the principal and interest under the Bridge Loan referred to in Section A(i) hereof;
                  -        repay the indebtedness to Heller;
                  -        provide BCC with additional working capital; and
                  -        pay transaction fees and expenses.

         Based on current estimated refinancing proceeds, the Rights Offering will be for approximately $55,000,000. The rights will be transferable.

         (ii) The Rights Offering will take the form of secured convertible debentures (the "Debentures") with a maturity of 5 years bearing interest at a rate of 12% per annum payable in kind; provided that in the event that sufficient cash is available to make such interest payments currently, the interest can be paid in cash at BCC's option. Additionally, BCC will have the right to prepay the Debentures at any time. The Debentures will be secured by the Collateral and the Additional Collateral.

         (iii) The Debentures will be convertible into BCC common stock at a price of $6 per share (on a post-Stock Split basis). In the event that the per share price of the BCC common stock on the American Stock Exchange exceeds $9.00 for each of 30 consecutive trading days (the "Applicable Trading Period"), BCC will have the right to require each holder to convert its Debenture by delivering written notice to each holder within 10 days from the end of the Applicable Trading Period.

         (iv) All participating BCC stockholders (including IPC) will have the right, but not the obligation, to purchase its pro rata share of any portion of the Rights Offering not subscribed for by other BCC stockholders. IPC will agree to subscribe for rights in an amount sufficient to repay the Bridge Loan.

C.       Confidentiality.

         Except as required by law and except with respect to disclosures approved by IPC and BCC, IPC and BCC shall keep confidential the terms of this Letter.



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D.       Fiduciary Duties.

         Nothing contained in this Letter shall restrict, prohibit or otherwise prevent the board of directors of BCC from soliciting or responding to any financing or strategic alternatives for BCC if the board of directors reasonably determines that the failure to do so would constitute a violation of its fiduciary duties to BCC and/or BCC's stockholders under applicable law.

E.       Stockholder Approval.

         IPC agrees to vote in favor of the transactions contemplated by this Letter that are submitted to BCC stockholders for approval.

                  Other than the provisions of Section C hereof, the provisions of this Letter are non-binding. The parties hereto agree that unless and until mutually satisfactory definitive documents have been executed and delivered, neither party shall have any legal obligation of any kind with respect to the transactions described in this Letter by virtue of this Letter or otherwise.

                                            Very truly yours,

                                            IPC ADVISORS S.A.R.L.


                                            By: /s/ J.B. Unsworth
                                                Name: J.B. Unsworth
                                                Title: Manager

Accepted and agreed to this
4th day of May, 2001

BALANCED CARE CORPORATION


By: /s/ Brad E. Hollinger
   Name: Brad E. Hollinger
   Title: CEO



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                                   Schedule 1

                                   Black Boxes


Ocwen:
Senior Care Operators of Ohio, LLC
Senior Care Operators of Centerville, LLC
Senior Care Operators of Shippensburg, LLC

Meditrust:
Black Box of Dillsburg, Inc.
Black Box of Lewisburg, Inc.
TC Realty of Kingsport, Inc.
TC Realty of Hendersonville, Inc.
TC Realty of Knoxville, Inc.
TC Realty of Chesterfield, Inc.
TC Realty of Blytheville, Inc.
TC Realty of Pocahontas, Inc.
TC Realty Corporation I
TC Realty Corporation IV
TC Realty of Chippewa, Inc.

HCPI:
Assisted Care Operators of Evansville, LLC
Assisted Care Operators of Jackson, LLC
Assisted Care Operators of Anderson, LLC

HCRT:
ALCO VI, L.L.C.
ALCO XI, L.L.C.
ALCO X, L.L.C.
ALCO XI, L.L.C.
Extended Care Operators of Greensboro, LLC
Extended Care Operators of Ravenna, LLC
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May 8, 2001

IPC Advisors S.a.r.l.
c/o Unsworth & Associates
Herengracht 483
Amsterdam, The Netherlands

Ladies and Gentlemen:

         Based on our recent conversation, IPC Advisors S.a.r.l., on behalf of itself and its affiliates ("IPC"), agrees that the rights offering contemplated in the Letter Agreement dated April 29, 2001 between IPC and Balanced Care Corporation may take the form of secured convertible debentures as described in the Letter Agreement and/or a substantially equivalent security.

         The provisions of this letter are non-binding. The parties hereto agree that unless and until mutually satisfactory definitive documents have been executed and delivered, neither party shall have any legal obligation of any kind with respect to the transactions described in this letter by virtue of this letter or otherwise.

                                           Very truly yours,

                                           BALANCED CARE CORPORATION



                                           By: /s/ Brad E. Hollinger
                                              Name: Brad E. Hollinger
                                              Title: Chairman and CEO

Accepted and agreed to this
     day of May, 2001

IPC ADVISORS S.A.R.L.

By: /s/ unsigned
    Name:
    Title: